EXHIBIT 10.23

KEYCORP AMENDED AND RESTATED

SECOND DIRECTOR DEFERRED COMPENSATION PLAN

The KeyCorp Amended and Restated Second Director Deferred Compensation Plan (the “Plan) as previously amended and restated, is hereby amended and restated in its entirety as of September 18, 2013. The Plan is designed to provide Directors of KeyCorp with the opportunity to defer the payment of their directors’ fees in accordance with the provisions of this Plan. It is the intention of KeyCorp and it is the understanding of the Directors participating in the Plan that the Plan constitutes a nonqualified plan of deferred compensation that is subject to the provisions of Section 409A of the Code and the applicable regulations issued thereunder.

ARTICLE I

DEFINITIONS

For the purposes hereof, the following words and phrases shall have the meanings indicated.

1.	“Account” shall mean the bookkeeping account established in accordance with Article II hereof.

2.	“Beneficiary” shall mean any person designated by a Participant in accordance with the Plan to receive payment of all or a portion of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to receipt by the Participant of the entire amount credited to the Participant’s Account.

3.	“Change of Control” shall be deemed to have occurred if, and only if, under any rabbi trust arrangement maintained by the Corporation (the “Trust”), as such Trust may from time to time be amended or substituted, the Corporation is required to fund the Trust to secure the payment of any Deferred Shares or Account balances because a “Change of Control,” as defined in the Trust, has occurred on or after the effective date of the Plan; provided that the Change of Control transaction also constitutes the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Corporation within the meaning of Section 409A of the Code.

4.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

5.	“Corporation” shall mean KeyCorp, a bank holding company and its corporate successors, including the surviving corporation resulting from any merger of KeyCorp with any other corporation or corporations.

6.	“Director” shall mean (i) any member of the Board of Directors of the Corporation and (ii) any member of the Board of Directors of a Subsidiary.

7.	“Election Agreement” shall mean the written election to defer Fees signed in writing by the Director and in the form provided by the Corporation. Election Agreements shall be irrevocable.

8.	“Fees” shall mean the fees earned as a Director.

9.	“Participant” shall mean any Director who has at any time elected to defer the receipt of his or her Fees in accordance with the terms of the Plan.

10.	“Plan” shall mean this Second Director Deferred Compensation Plan, as the same may be amended or substituted from time to time.

11.	“Subsidiary” shall mean a corporation organized and existing under the laws of the United States or of any state or the District of Columbia of which more than 50% percent of the issued and outstanding stock is owned by the Corporation or by a Subsidiary of the Corporation, and which has been designated by the Board of Directors or the Chief Executive Officer of the Corporation as a Subsidiary eligible to participate in the Plan.

12.	“Year” shall mean the calendar year.

ARTICLE II

ELECTION TO DEFER

1. Eligibility. Any Director may elect to defer receipt of all or a specified portion of his or her Fees for any Year prior to 2014 in accordance with Section 2 of this Article. The opportunity to defer Fees earned for 2014 and later Years shall be provided under the terms, and subject to the conditions, of the KeyCorp Directors’ Deferred Share Sub-Plan.

2. Election to Defer. A Director who desires to defer the payment of all or a portion of his or her Fees for any Year must complete and deliver an Election Agreement to the Corporation no later than the last day of the Year prior to the Year in which the Fees will be earned by the Director; provided, however, that any Director hereafter elected to the Board of Directors of the Corporation or a Subsidiary who was not a previously a Participant in the Plan may make an election to defer the payment of Fees for the Year in which he or she is elected to the Board of Directors by delivering the Election Agreement to the Corporation within 30 days of first becoming a Director.

3. Amount Deferred; Date of Deferral. A Participant shall designate on the Election Agreement (a) the amount of his or her Fees that are to be deferred to the Plan for any Year, (b) the date on which the Participant’s Fees shall be distributed, (c) whether the distribution of deferred Fees is to be paid in its entirety or whether such Fees shall be paid in installments, and (d) if in installments, the number of quarterly installments. Deferrals shall be until the earlier to occur: (i) the date specified by the Participant which may be not later than the date on which the Participant would attain age 72, or (ii) the date of death of the Participant, at which time payment of the amount deferred shall be made in accordance with Section 7 or 10 of this Article. A Participant may not select more than one date in each Election Agreement upon which distribution shall be made or when installments shall begin; distribution dates shall be the first business day of a calendar quarter.

4. Account. The Corporation shall maintain an Account for the Fees deferred by each Participant. A Participant shall designate on the Election Agreement whether to have the deferred Fees valued on the basis of KeyCorp Common Shares in accordance with Section 5 of this Article or based on an interest accrual in accordance with Section 6 of this Article. The Corporation may, if necessary or desirable, establish separate Accounts for the Participant to properly account for amounts deferred under the different alternatives and Years; all such Accounts are collectively referred to herein as the Account. The Account based on KeyCorp Common Shares shall be known as the “Common Shares Account”, and the interest bearing account shall be known as the “Interest Bearing Account”; a Participant may defer a portion of his or her Fees into each type of Account.

5. Common Shares Account. If a Participant elects to have all or a portion of his or her Fees deferred into the Common Shares Account, as of the last business day of any quarter, there shall be added to such Account the number of Common Shares (whole and fractional, rounded to the nearest one-hundredth of a share) equal to the dollar amount of such Fees payable for such calendar quarter plus all dividends payable during such quarter on the Common Shares held in the Account on the first day of such quarter divided by the market value of the Common Shares at the close of business on the last business day of such quarter.

6. Interest Bearing Account. If a Participant elects to have all or a portion of his or her Fees deferred into the Interest Bearing Account, there shall be added to the Account as of the last business day of each calendar quarter the dollar amount of such Fees payable for such calendar quarter plus all interest payable on such Interest Bearing Account for such quarter as follows: A Participant’s account will receive interest as of each month equal to 120% of the applicable long term federal rate as published by the Internal Revenue Service for that month, compounded monthly, and divided by 12.

7. Payment of Account; Period of Deferral. The amount of a Participant’s Account shall be paid to the Participant in a single payment and/or in a number of individual, substantially equal consecutive quarterly installments (not to exceed 40), as elected by the Participant in his or her Election Agreement. Distributions from the Interest Bearing Account shall be made in cash. Distributions from the Common Shares Account shall be made in Common Shares. The amount of the Account remaining after payment of each individual installment shall continue to be valued in accordance with Section 5 of this Article or bear interest in accordance with Section 6 of this Article. Full payment or the first quarterly installment, as the case may be, shall be made in accordance with the terms of the Participant’s Election Agreement as soon as administratively practicable following the Participant’s designated payment date, but in any event no later than 90 days following the date (i) on which the Participant has elected to commence distribution of his or her Account, or (ii) of the Participant’s death.

Any installment payment shall be made pro rata from the Common Shares Account and the Interest Bearing Account. The election as to the time for and method of payment of the amount of the Account relating to Fees deferred for a particular Year shall be made on the Election Agreement(s) and thereafter shall not be altered except as provided in Section 10 of this Article.

In the event that a Participant elects to receive installment payments under this Section 7,

(a)	The amount of the distribution from the Common Shares Account shall be valued based on the fair market value of the Common Shares on the last business day of the calendar quarter immediately prior to the distribution date;

(b)	The amount of the distribution from the Interest Bearing Account shall be valued based on the value of such Account on the last business day of the calendar quarter immediately prior to such distribution date;

(c)	The amount of each installment shall be determined by dividing the value of the Common Shares Account, the Interest Bearing Account, or both, as the case may be, by the number of installments remaining to be paid to the Participant.

8. Small Accounts. If the quarterly installment payment elected under any Election Agreement would result in a quarterly payment of less than $500 in cash or Common Shares, as the case may be, the Participant shall receive an immediate lump sum payment of the entire amount of the Account but in any event no later than 90 days following such distribution date. Further, notwithstanding any other provision of this Plan, the Corporation may, to the extent permitted under Section 409A of the Code, accelerate payment of a Participant’s Account if, at any time, the balance of the Participant’s Account (and the value of any other nonqualified deferred compensation arrangement that is aggregated with the Participant’s Account under Treasury Regulation Section 1.409A-1(c)) is less than or equal to the applicable dollar amount then in effect under Section 402(g)(1)(B) of the Code.

9. Death of Participant. In the event of the death of a Participant, the amount of the Participant’s Account shall be paid to the Beneficiary or Beneficiaries designated in writing signed by the Participant in the form provided by the Corporation; in the event there is more than one Beneficiary, such form shall include the proportion to be paid to each Beneficiary and indicate the disposition of such share if a Beneficiary does not survive the Participant; in the absence of any such designation, payment from the Account shall be divided equally among all other Beneficiaries. A Participant’s Beneficiary designation may be changed at any time prior to the Participant’s death by execution and delivery of a new Beneficiary designation form. The form on file with the Corporation at the time of the Participant’s death which bears the latest date shall govern. In the absence of a Beneficiary designation or the failure of any Beneficiary to survive the Participant, the amount of the Participant’s Account shall be paid to the Participant’s estate. Unless a Participant elects otherwise, in the event of the Participant’s death after December 31, 2014, payment of the Participant’s Account shall be made in a single lump sum to the Participant’s Beneficiary(ies).

10. Acceleration.

(a)	Change of Control Distribution Election. A Participant may elect at the time that he or she first elects to participate in the Plan, to receive a special Change of Control distribution of the Participant’s Account in the event of a Change of Control. The Participant shall elect from one of the following special Change of Control distribution options:

(i)	upon the occurrence of a Change of Control, the entire amount of the Participant’s Account will be immediately paid in full to the Participant regardless of whether the Participant continues as a

Director after the Change of Control, but in any event no later than 90 days following such Change of Control;

(ii)	upon and after the occurrence of a Change of Control, the entire amount of the Participant’s Account will be immediately paid in full to the Participant, but only if either (a) the Participant is not a Director as of immediately after the Change of Control, or (b) the Participant ceases to be a Director within two Years after the Change of Control. Such payment under (a) or (b) hereof shall be made no later than 90 days following such applicable distribution date; or

(iii)	upon the occurrence of a Change of Control, the payment elections specified in the Participant’s Election Agreement shall govern irrespective of the Change of Control.

(b)	Unforseeable Emergency. The Corporation may accelerate the distribution of all or any portion of the Participant’s Account to the Participant in the event of a Participant’s “unforeseeable emergency”. For purposes of this Section 10(b), the term “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)), the loss of the Participant’s property due to casualty, or such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of an “unforeseeable emergency” shall be determined in accordance with the requirements of Section 409A of the Code and the applicable regulations issued thereunder. Distribution of the Participant’s Account shall be limited to the amount reasonably necessary to satisfy the emergency, and it shall include any applicable taxes that are or will be owed by the Participant as a result of the distribution.

11. Change of Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control, no amendment or modification of this Plan may be made at any time on or after such Change of Control (1) to reduce or modify a Participant’s Pre-Change of Control Account Balance, (2) to reduce or modify the Interest Bearing Account’s rate of earnings on or method of crediting such earnings to a Participant’s Pre-Change of Control Account Balance, (3) to reduce or modify the Common Shares Account’s method of calculating all earnings, gains, and/or losses on a Participant’s Pre-Change of Control Account Balance, or (4) to reduce or modify the Participant’s deferrals to be credited to a Participant’s Plan Account for the applicable deferral period. For purposes of this Section 11, the term “Pre-Change of Control Account Balance” shall mean, with regard to any Plan Participant, the aggregate amount of such Participant’s prior deferrals with all earnings, gains, and losses thereon which are credited to the Participant’s Plan Account through the close of the calendar Year in which such Change of Control occurs.

12. Common Stock Conversion. In the event of a Change of Control in which the Common Shares of the Corporation are converted into or exchanged for securities, cash and/or other property as a result of any capital reorganization or reclassification of the capital stock of the Corporation, or as a result of the consolidation or merger of the Corporation with or into another corporation or entity, or the sale of all or substantially all of its assets to another corporation or entity, the Corporation shall cause the Common Shares Account to reflect the securities, cash and other property to be received in such reorganization, reclassification, consolidation, merger or sale on the balance in the Common Shares Account and, from and after such reorganization, reclassification, consolidation, merger or sale, the Common Shares Account shall reflect all dividends, interest, earnings and losses attributable to such securities, cash, and other property (with any cash earning interest at the rate applicable to the Interest Bearing Account).

13. Amendment in the Event of a Change of Control. On or after a Change of Control, the provisions of Article I and Article II may not be amended or modified as such provisions apply to the Participants’ Pre-Change of Control Account Balances.

14. Statement. Each Participant shall receive a statement of his or her Account not less than annually.

15. Valuation of the Account. Each Account shall be valued as of the last day of each calendar quarter until payment of a Participant’s Fees is made in full. If a Participant has elected to have his or her Fees deferred into the Common Shares Account, the Corporation shall ascertain the number of shares in the Account (whole and fractional, rounded to the nearest one-hundredth of a share) after taking into account earnings to the Account under this Article and distributions from the Account under this Article, based on the fair market value of the Common Shares on the last business day of such calendar quarter. Automatically and without further action by the Corporation, in the event of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination, exchange of shares, or a similar corporate change, appropriate adjustments in the number and kind of shares held in a Participant’s Account shall be made by the Corporation to reflect such change. If a Participant has elected to have his or her Fees deferred into the Interest Bearing Account, the Corporation shall ascertain the value of such Interest Bearing Account by adding to the value of the Account at the beginning of such calendar quarter the dollar amount of the Fees deferred into the Account for such quarter, plus the value of any interest paid on the Account in accordance with this Article, less any distributions made from the Account in accordance with this Article.

16. Plan Transfers. Participants may elect to transfer equity awards (other than stock option awards) granted prior to 2014 under the KeyCorp Directors’ Deferred Share Plan to the Plan, provided, the Participant’s election to transfer such vested award is made in accordance with the requirements of the grant agreement under which the award was issued and in accordance with the subsequent deferral election requirements of Section 409A of the Code. Transferred awards shall be fully vested under the Plan and shall be subject to the distribution requirements contained within the Participant’s transfer election form provided, however, that such Plan transfers shall be deferred under the Plan for a minimum of five (5) full calendar years from the date of the transfer. Transferred awards shall be subject to full investment diversification if cash based, and transferred awards shall be invested in the in the Plan’s Common Stock Account if equity based. Awards invested in the Plan’s Common Stock Account will not be subject to investment direction or diversification. Transferred awards shall be separately maintained under the Plan.

ARTICLE III

ADMINISTRATION

The Corporation shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Corporation shall have all such powers as may be necessary to carry out its duties under the Plan, including the power to determine all questions relating to eligibility for and the amount in an Account, all questions pertaining to claims for benefits and procedures for claim review, and the power to resolve all other questions arising under the Plan, including any questions of construction. The Corporation may take such further action as the Corporation shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Corporation hereunder shall be final and binding upon all interested parties.

ARTICLE IV

AMENDMENT AND TERMINATION

The Corporation reserves the right to amend or terminate the Plan at any time by action of its Board of Directors, the Compensation and Organization Committee, the Nominating and Corporate Governance Committee or any other duly authorized Committee of the Board of Directors; provided, however, that no such action shall adversely affect any Participant or Beneficiary with respect to the amount credited to a Participant’s Account and further provided that any such action shall be subject to the limitations set forth in Article II hereof. No amendment or termination of the Plan shall result in an acceleration of Plan benefits in violation of Section 409A of the Code.

ARTICLE V

MISCELLANEOUS

1. No Present Interest. Subject to any federal statute to the contrary, no right or benefit under the Plan and no right or interest in each Participant’s Plan Account shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan, or Participant’s Plan Account shall be void. No right, interest, or benefit under the Plan or Participant’s Plan Account shall be liable for or subject to the debts, contracts, liabilities, or torts of the Participant or Beneficiary. If the Participant or Beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan or Participant’s Plan Account, such attempt shall be void and unenforceable.

2. Plan Noncontractual. Nothing herein contained shall be construed as a commitment to or agreement with any Director of the Corporation or a Subsidiary to continue such person’s directorship with the Corporation or Subsidiary, and nothing herein contained shall be construed as a commitment or agreement on the part of the Corporation or any Subsidiary to continue the directorship or the rate of director compensation of any such person for any period. All Directors shall remain subject to removal to the same extent as if the Plan had never been put into effect.

3. Interest of Director. The obligation of the Corporation under the Plan to make payment of amounts reflected on an Account merely constitutes the unsecured promise of only the Corporation to make payments from its general assets as provided herein. Further, no Participant or Beneficiary shall have any claim whatsoever against any Subsidiary for amounts reflected on an Account. At its discretion, the Corporation may establish one or more trusts, with such trustees as the Corporation may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust may be irrevocable, in the event of insolvency or bankruptcy of the Corporation, such assets will be subject to the claims of the Corporation’s general creditors. To the extent any benefits provided under the Plan are paid from any such trust, the Corporation shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Corporation.

4. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable rights against the Corporation or any Subsidiary, or the officers, employees, or directors of the Corporation or any Subsidiary, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

5. Delegation of Authority. Any action to be taken by the Corporation’s Board of Directors under this Plan may be taken by such Board’s Compensation and Organization Committee, Executive Committee, Nominating and Corporate Governance Committee or any other duly authorized Committee of the Board of Directors.

6. Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted herefrom.

7. Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

ARTICLE VI

COMPLIANCE WITH

SECTION 409A CODE

The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and regulations and published guidance issued pursuant thereto. Accordingly, the Plan shall be construed in a manner consistent with those provisions and may at any time be amended to facilitate compliance with such provisions.

Notwithstanding any provision of the Plan to the contrary, no, deferral, accrual, transfer or distribution shall be made or given effect under the Plan that would result in early taxation or assessment of penalties or interest of any amount under Section 409A of the Code.